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                                                                EXHIBIT 99.1




AT THE COMPANY                                  FINANCIAL RELATIONS BOARD
Kenneth W. McVey                                Doug DeLieto     Brian Gill
President & Chief Executive Officer             (general info.)  (analyst info.)
USA: (703) 803-3260                                       (212) 661-8030
Ireland: 01.6760984

FOR IMMEDIATE RELEASE
OCTOBER 20, 1997

        FUISZ TECHNOLOGIES LTD. ANNOUNCES CLOSING OF ISTORIA FARMACEUTICI
                                  ACQUISITION

      ACQUISITION PROVIDES FUISZ WITH A PRESENCE IN WORLD'S FIFTH LARGEST PHARMACEUTICAL MARKET AND SERVES AS A DISTRIBUTION OUTLET FOR HIGHER MARGIN
                                 FUISZ PRODUCTS

CHANTILLY, VA., OCTOBER 20, 1997 - Fuisz Technologies, Ltd. (Nasdaq NMS: FUSE) announced that its Fuisz International Holdings Limited (FIHL) subsidiary has completed the acquisition of privately-held Istoria Farmaceutici (Istoria), a pharmaceutical sales and distribution company based in Padova, Italy. The transaction, valued at $6.3 million including assumed debt, was closed on October 17, 1997. Other financial terms of the transaction were not disclosed. Istoria founder Dr. Danilo Casadei Massari will become a key member of FIHL's management team and remain as President and Chief Executive Officer of Istoria.

In announcing the transaction, Ken McVey, President and Chief Executive Officer of Fuisz Technologies and FIHL, stated, "Istoria, together with our other recent international acquisitions of Clonmel Healthcare in Ireland, and Laboratoires Murat in France, provides the Company with key synergies necessary to leverage the more than 30 approved product licenses in the antibiotic, cardiovascular, analgesic/anti-inflammatory, and CNS markets, which were acquired with the acquisitions, across targeted European countries. In addition to providing the Company with its own distribution outlets for selling Fuisz products that generate higher product margins, we continue to retain key senior personnel from each acquisition that also enhances our existing and highly experienced international management team."

Istoria, which was founded by Dr. Massari, currently employs approximately 40 employees and sales people who market twelve (12) products, including antihistamines, analgesics, and antibiotics.

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Fuisz Technologies Ltd. is engaged in the development, manufacture, and commercialization of a wide range of drug delivery, nutraceutical, and food ingredient products utilizing its proprietary CEFORM(TM), SHEARFORM(TM), and other drug delivery technologies with research and manufacturing facilities in Virginia, USA and Dublin and Clonmel, Ireland.

This news release may contain certain forward-looking statements that involve risks and uncertainties. The results of operations and financial position could be affected by several factors that may cause actual results to differ materially including, but not limited to, dependence on collaborative partners, capital requirements, risk of manufacturing scale-up, delays of introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products, manufacturing and sales distribution efficiencies, and future competition. These and other factors are more fully discussed in the company's Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."

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